Black Hills Corp. Reports Strong First Quarter 2022 Results and Reaffirms Earnings Guidance

RAPID CITY, S.D. — May 4, 2022 — Black Hills Corp. (NYSE: BKH) today announced financial results for the first quarter of 2022. Net income for the first quarter of 2022 compared to the first quarter of 2021 was:

	Three Months Ended March 31,
	2022		2021
(in millions, except per share amounts)	Income	EPS	Income	EPS
Net income	$117.5	$1.82	$96.3	$1.54

Earnings per share increased 18% in the first quarter of 2022 compared to the first quarter of 2021. Excluding $0.15 of negative impacts from Winter Storm Uri last year, earnings per share increased 8%. Earnings benefited from new rates and rider recovery, customer growth, increased off-system energy sales and mark-to-market benefits on energy contracts.

“I’m pleased with our strong first quarter financial and operational performance,” said Linn Evans, president and CEO of Black Hills Corp. “We delivered financial results in line with our expectations, and we are reaffirming our 2022 EPS guidance of $3.95 to $4.15. Execution of our regulatory plan over the last year helped drive increased earnings in the first quarter, and we continue to experience population migration into our service territories. In addition, our strong generation availability enabled robust off-system energy sales, benefiting both customers and shareholders.

“We are proactively managing supply chain issues and the impacts of inflation to achieve our capital investment targets. Our team also continued planning for future resource needs to serve the growing needs of our customers and communities through a reliable, clean and cost-effective resource mix,” concluded Evans.

FIRST QUARTER 2022 HIGHLIGHTS AND UPDATES

Electric Utilities

•On March 21, Colorado Electric received approval from the Colorado Public Utility Commission to recover incremental costs resulting from Winter Storm Uri in the first quarter of 2021. New rates were effective April 10, 2022.

•On Feb. 23, Wyoming Electric set a new winter peak load of 262 megawatts, surpassing the previous winter peak of 252 megawatts set in January 2022.

•On Feb. 14, Wyoming Electric submitted a request to the Wyoming Public Service Commission seeking approval of a certificate of public convenience and necessity for its Ready Wyoming electric transmission expansion initiative. The 260-mile, multi-phase transmission expansion project will provide customers long-term price stability and serve the growing needs of customers by enhancing the resiliency of its overall electric system and expanding access to power markets and renewable resources. Wyoming Electric is seeking approval to commence construction in early 2023.

•On Jan. 26, Colorado Electric agreed to join Southwest Power Pool’s Western Energy Imbalance Service Market. Colorado Electric will join the market in April 2023 and will continue to study long-term solutions for joining or developing an organized wholesale market. The expansion allows the utility to participate in a real-time market to dispatch energy at lower costs.

•In January, South Dakota Electric placed in service a $19.4 million, 54-mile, 230-kilovolt electric transmission line from Rapid City to Spearfish, South Dakota. The second leg of this transmission line rebuild project, an 85-mile segment from Spearfish to Gillette, Wyoming, is expected to be in service by the end of 2023.

•On Jan. 5, South Dakota Electric and Wyoming Electric set new winter peak loads. Wyoming Electric’s new winter peak load of 252 megawatts surpasses the previous peak of 247 megawatts set in December 2019. South Dakota Electric's new winter peak of 327 megawatts surpasses the previous winter peak of 326 megawatts set in February 2021.

•On Aug. 24, 2021, Wyoming Electric issued a request for proposals under its Blockchain Interruptible Service tariff. A final bidder was selected and negotiations completed. Wyoming Electric signed a contract with the selected third party which is subject to certain conditions that must be met by the customer before Wyoming Electric provides them energy.

Gas Utilities

•On March 21, Colorado Gas received approval from the Colorado Public Utility Commission for recovery of incremental costs resulting from Winter Storm Uri in the first quarter of 2021. New rates were effective April 10, 2022.

•On Jan. 27, Kansas Gas received approval from the Kansas Corporation Commission for recovery of incremental costs resulting from Winter Storm Uri in the first quarter of 2021. New rates were effective Feb. 1, 2022.

•On Dec. 15, 2021, Arkansas Gas filed a rate review application with the Arkansas Public Service Commission seeking recovery of more than $220 million of investments in safety, system integrity and reliability for more than 7,200 miles of natural gas pipeline infrastructure. The rate review requests an increase in annual revenue of $21.6 million with a capital structure of 50.9% equity and 49.1% debt and a return on equity of 10.2% and seeks to implement an enhanced safety, integrity and reliability rider. New rates are anticipated to be implemented in the fourth quarter of 2022.

Corporate and Other

•On April 26, Black Hills’ board of directors approved a quarterly dividend of $0.595 per share payable on June 1, 2022, to shareholders of record at the close of business on May 18, 2022.

•During the first quarter, Black Hills issued 55,707 shares of new common stock for net proceeds of $3.8 million under its at-the-market equity offering program.

•On April 13, Black Hills and two former exploration and production subsidiaries, which were discontinued in 2018, were subject to a $41 million jury verdict for a claim by GT Resources LLC, an unrelated third party. The claims involved a dispute over a 2.3 million-acre concession award in Costa Rica which was acquired by a Black Hills subsidiary in 2003. Black Hills has meritorious defenses to the decision and intends to appeal.

2022 EARNINGS GUIDANCE AFFIRMED

Black Hills affirms its guidance for 2022 earnings per share available for common stock to be in the range of $3.95 to $4.15, based on the following assumptions:

•Normal weather conditions within our utility service territories including temperatures, precipitation levels and wind conditions;
•Normal operations and weather conditions for planned construction, maintenance and/or capital investment projects;
•Constructive and timely outcomes of utility regulatory dockets;
•No significant unplanned outages at any of our generating facilities;
•Adjusted contract price for Wygen I power purchase agreement beginning Jan. 1, 2022;
•Production tax credits of $20 million associated with wind generation assets;
•Capital investment of $611 million;
•Equity issuance of $100 million to $120 million through the at-the-market equity offering program; and
•No material net impact from COVID-19.

BLACK HILLS CORPORATION
CONSOLIDATED FINANCIAL RESULTS

(Minor differences may result due to rounding)

	Three Months Ended March 31,
	2022	2021
	(in millions)
Operating income:
Electric Utilities (a) (b) (c)	$50.7	$39.3
Gas Utilities (c)	123.5	102.1
Corporate and Other	(0.9)	(3.1)
Operating income	173.4	138.3

Interest expense, net	(38.5)	(37.6)
Other income, net	0.7	0.3
Income tax expense (b)	(14.5)	(0.5)
Net income	121.0	100.5
Net income attributable to non-controlling interest	(3.5)	(4.2)
Net income available for common stock	$117.5	$96.3
_____________________
(a)    Starting with the fourth quarter of 2021, the integrated power generation and mining businesses are reported within the Electric Utilities segment. Comparative periods presented reflect this change.
(b)    In February 2021, Colorado Electric delivered $9.3 million of TCJA-related bill credits to its customers. These bill credits, which resulted in a reduction in revenue, were offset by a reduction in income tax expense and resulted in a minimal impact to Net Income.
(c)    During the first quarter of 2021 our Electric Utilities and Gas Utilities incurred $3.6 million and $8.2 million, respectively, of negative impacts as a result of Winter Storm Uri.

	Three Months Ended March 31,
	2022	2021
Weighted average common shares outstanding (in thousands):
Basic	64,565	62,633
Diluted	64,721	62,691

Earnings per share:
Earnings Per Share, Basic	$1.82	$1.54
Earnings Per Share, Diluted	$1.82	$1.54

CONFERENCE CALL AND WEBCAST

Black Hills will host a live conference call and webcast at 11 a.m. EDT on Thursday, May 5, 2022, to discuss financial and operating performance.

To access the live webcast and download a copy of the investor presentation, go to the Black Hills website at www.blackhillscorp.com, and click on “Events and Presentations” in the “Investor Relations” section. The presentation will be posted on the website before the webcast. Listeners should allow at least five minutes for registering and accessing the presentation. Those interested in asking a question during the live broadcast or those without Internet access can call 866-544-7741 if calling within the United States. International callers can call 724-498-4407. All callers need to enter the passcode 7396343 when prompted.

For those unable to listen to the live broadcast, a replay will be available on the company’s website.

USE OF NON-GAAP FINANCIAL MEASURES
Gas and Electric Utility Margin

Gas and Electric Utility margin (revenue less cost of sales) is considered a non-GAAP financial measure due to the exclusion of operation and maintenance expenses, depreciation and amortization expenses, and property and production taxes from the measure. The presentation of Gas and Electric Utility margin is intended to supplement investors’ understanding of operating performance.

Electric Utility margin is calculated as operating revenue less cost of fuel and purchased power. Gas Utility margin is calculated as operating revenue less cost of gas sold. Our Gas and Electric Utility margin is impacted by the fluctuations in power purchases and natural gas and other fuel supply costs. However, while these fluctuating costs impact Gas and Electric Utility margin as a percentage of revenue, they only impact total Gas and Electric Utility margin if the costs cannot be passed through to customers.

Our Gas and Electric Utility margin measure may not be comparable to other companies’ Gas and Electric Utility margin measures. Furthermore, this measure is not intended to replace operating income as determined in accordance with GAAP as an indicator of operating performance.

SEGMENT PERFORMANCE SUMMARY

Operating results from our business segments for the three months ended March 31, 2022, compared to the three months ended March 31, 2021, are discussed below.

Certain lines of business in which we operate are highly seasonal, and revenue from, and certain expenses for, such operations may fluctuate significantly between quarterly periods. Demand for electricity and natural gas is sensitive to seasonal cooling, heating and industrial load requirements. In particular, the normal peak usage season for our electric utilities is June through August while the normal peak usage season for our gas utilities is November through March. Significant earnings variances can be expected between the Gas Utilities segment’s peak and off-peak seasons. Due to this seasonal nature, our results of operations for the three months ended March 31, 2022 and 2021 are not necessarily indicative of the results of operations to be expected for any other period or for the entire year.

As noted above, in the fourth quarter of 2021, we integrated our power generation and mining businesses within the Electric Utilities segment. The alignment is consistent with the current way our Chief Operation Decision Maker evaluates the performance of the business and makes decisions related to the allocation of resources. Comparative periods presented reflect this change.

Segment information does not include inter-company eliminations and all amounts are presented on a pre-tax basis unless otherwise indicated. Minor differences in amounts may result due to rounding.

Electric Utilities

	Three Months Ended March 31,		Variance
	2022	2021	2022 vs. 2021
	(in millions)
Revenue	$206.5	$235.4	$(28.9)
Cost of fuel and purchased power	52.4	100.3	(47.9)
Electric Utility margin (non-GAAP)	154.1	135.1	19.0

Operations and maintenance	69.7	63.7	6.0
Depreciation and amortization	33.7	32.0	1.7
Operating income	$50.7	$39.3	$11.4

First Quarter 2022 Compared with First Quarter 2021

Electric Utility margin increased as a result of:

(in millions)
Prior year TCJA-related bill credits (a)	$9.3
Off-system energy sales and transmission services	3.7
Prior year Winter Storm Uri impacts (b)	3.6
New rates and rider recovery	1.7
Mark-to-market on wholesale energy contracts	1.5
Residential customer growth	1.3
Lower pricing on new Wygen I power purchase agreement	(2.5)
Weather	(0.2)
Other	0.6
Total increase in Electric Utility margin	$19.0
________________
(a)    In February 2021, Colorado Electric delivered TCJA-related bill credits to its customers. These bill credits were offset by a reduction in income tax expense and resulted in a minimal impact to Net income.
(b)    As a result of Winter Storm Uri, we incurred a $3.2 million negative impact to our regulated wholesale power margins due to higher fuel costs and $2.1 million of incremental fuel costs that are not recoverable through our fuel cost recovery mechanisms partially offset by $1.7 million of increased Electric Utility margin realized under Black Hills Wyoming’s Economy Energy PSA.

Operations and maintenance expense increased primarily due to higher cloud computing licensing costs and higher maintenance costs related to planned spring outages at the Gillette, Wyoming energy complex.

Depreciation and amortization increased primarily due to a higher asset base driven by prior year capital expenditures.

	Three Months Ended March 31,
Operating Statistics	2022	2021
Quantities Sold (MWh):
Retail Sales	1,381,073	1,340,474
Contract Wholesale	182,207	156,995
Off-system/Power Marketing Wholesale	160,441	60,221
Non-regulated	89,094	79,515
Total quantities sold	1,812,815	1,637,205

Contracted generated facilities availability by fuel type:
Coal	90.6%	86.2%
Natural gas and diesel oil	95.3%	90.0%
Wind	95.6%	93.8%
Total availability	94.1%	89.8%

Wind capacity factor	42.0%	37.2%

	Three Months Ended March 31,
Degree Days	2022		2021
	Actual	Variance from Normal	Actual	Variance from Normal
Heating Degree Days	2,981	4%	3,040	4%

Gas Utilities

	Three Months Ended March 31,		Variance
	2022	2021	2022 vs. 2021
	(in millions)
Revenue	$621.4	$402.5	$218.9
Cost of natural gas sold	384.7	193.1	191.6
Gas Utility margin (non-GAAP)	236.7	209.5	27.2

Operations and maintenance	86.4	82.2	4.2
Depreciation and amortization	26.7	25.2	1.5
Operating income	$123.5	$102.1	$21.4

First Quarter 2022 Compared with First Quarter 2021

Gas Utility margin increased as a result of:

(in millions)
New rates and rider recovery	$11.9
Prior year Black Hills Energy Services Winter Storm Uri costs (a)	8.2
Mark-to-market on non-utility natural gas commodity contracts	3.4
Residential customer growth	2.7
Winter Storm Uri carrying costs (b)	2.3
Weather	(0.8)
Other	(0.5)
Total increase in Gas Utility margin	$27.2
__________
(a)    Black Hills Energy Services offers fixed contract pricing for non-regulated gas supply services to our regulated natural gas customers. The increased cost of natural gas sold during Winter Storm Uri was not recoverable through a regulatory mechanism.
(b)    In certain jurisdictions, we have Commission approval to recover carrying costs on Winter Storm Uri regulatory assets which offset increased interest expense.

Operations and maintenance expense increased primarily due to higher cloud computing licensing costs and increased property taxes due to a higher asset base.

Depreciation and amortization increased primarily due to a higher asset base driven by prior year capital expenditures.

	Three Months Ended March 31,
Operating Statistics	2022	2021
Quantities Sold and Transported (Dth):
Distribution	47,610,536	45,279,348
Transport and Transmission	45,045,203	45,314,438
Total Quantities Sold	92,655,739	90,593,786

	Three Months Ended March 31,
	2022		2021
	Actual	Variance From Normal	Actual	Variance From Normal
Heating Degree Days	3,165	2%	3,186	3%

Corporate and Other

Corporate and Other represents certain unallocated expenses for administrative activities that support our reportable operating segments. Corporate and Other also includes business development activities that are not part of our operating segments.

	Three Months Ended March 31,		Variance
	2022	2021	2022 vs. 2021
	(in millions)
Operating income (loss)	$(0.9)	$(3.1)	$2.2

First Quarter 2022 Compared with First Quarter 2021

The variance in Operating (loss) was primarily due to an allocation of a 2020 employee cost true-up in the first quarter of 2021, which was offset in our business segments.

Consolidated Interest Expense, Other Income and Income Tax Expense

	Three Months Ended March 31,		Variance
	2022	2021	2022 vs. 2021
	(in millions)
Interest expense, net	$(38.5)	$(37.6)	$(0.9)
Other income, net	0.7	0.3	0.4
Income tax expense	(14.5)	(0.5)	(14.0)

First Quarter 2022 Compared with First Quarter 2021

Interest Expense, net

The increase in Interest expense, net was due to higher debt balances driven by the August 2021 senior unsecured notes.

Other Income

Other income was comparable to the same period in the prior year.

Income Tax Expense

For the three months ended March 31, 2022, the effective tax rate was 10.7% compared to 0.5% for the same period in 2021. The higher effective tax rate is primarily due to $7.6 million of prior year tax benefits from Colorado Electric TCJA-related bill credits to customers (which were offset by reduced revenue).

ABOUT BLACK HILLS CORP.
Black Hills Corp. (NYSE: BKH) is a customer-focused, growth-oriented utility company with a tradition of improving life with energy and a vision to be the energy partner of choice. Based in Rapid City, South Dakota, the company serves 1.3 million natural gas and electric utility customers in eight states: Arkansas, Colorado, Iowa, Kansas, Montana, Nebraska, South Dakota and Wyoming. More information is available at www.blackhillscorp.com, www.blackhillscorp.com/corporateresponsibility and www.blackhillsenergy.com.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This presentation includes “forward-looking statements” as defined by the Securities and Exchange Commission. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this presentation that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. This includes, without limitations, our 2022 earnings guidance. These forward-looking statements are based on assumptions which we believe are reasonable based on current expectations and projections about future events and industry conditions and trends affecting our business. However, whether actual results and developments will conform to our expectations and predictions is subject to a number of risks and uncertainties that, among other things, could cause actual results to differ materially from those contained in the forward-looking statements, including without limitation, the risk factors described in Item 1A of Part I of our 2021 Annual Report on Form 10-K and other reports that we file with the SEC from time to time, and the following:

•The accuracy of our assumptions on which our earnings guidance is based;

•Our ability to obtain adequate cost recovery for our utility operations through regulatory proceedings and favorable rulings on periodic applications to recover costs for capital additions, plant retirements and decommissioning, fuel, transmission, purchased power, and other operating costs and the timing in which new rates would go into effect;

•Our ability to complete our capital program in a cost-effective and timely manner;

•Our ability to execute on our strategy;

•Our ability to successfully execute our financing plans;

•Our ability to achieve our greenhouse gas emissions intensity reduction goals;

•Board of Directors’ approval of any future quarterly dividends;

•The impact of future governmental regulation;

•Our ability to overcome the impacts of supply chain disruptions on availability and cost of materials;

•The effects of inflation and volatile energy prices; and

•Other factors discussed from time to time in our filings with the SEC.

New factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time-to-time, and it is not possible for us to predict all such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. We assume no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events or otherwise.

CONSOLIDATING INCOME STATEMENTS

(Minor differences may result due to rounding.)

	Consolidating Income Statement
Three Months Ended March 31, 2022	Electric Utilities	Gas Utilities	Corporate and Other	Total
	(in millions)
Revenue	$206.5	$621.4	$(4.4)	$823.6

Fuel, purchased power and cost of gas sold	52.4	384.7	(0.2)	436.9
Operations and maintenance	69.7	86.4	(3.3)	152.8
Depreciation, depletion and amortization	33.7	26.7	0.1	60.5
Operating income (loss)	50.7	123.5	(0.9)	173.4

Interest expense, net				(38.5)
Other income (expense), net				0.7
Income tax benefit (expense)				(14.5)
Net income				121.0
Net income attributable to non-controlling interest				(3.5)
Net income available for common stock				$117.5

	Consolidating Income Statement
Three Months Ended March 31, 2021	Electric Utilities	Gas Utilities	Corporate and Other	Total
	(in millions)
Revenue	$235.4	$402.5	$(4.5)	$633.4

Fuel, purchased power and cost of gas sold	100.3	193.1	(0.2)	293.1
Operations and maintenance	63.7	82.2	(1.2)	144.7
Depreciation, depletion and amortization	32.0	25.2	0.1	57.3
Operating income (loss)	39.3	102.1	(3.1)	138.3

Interest expense, net				(37.6)
Other income (expense), net				0.3
Income tax benefit (expense)				(0.5)
Net income				100.5
Net income attributable to non-controlling interest				(4.2)
Net income available for common stock				$96.3

Investor Relations:
Jerome E. Nichols
Phone	605-721-1171
Email	investorrelations@blackhillscorp.com

Media Contact:
24-hour Media Assistance	888-242-3969